                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549



                                FORM 8-K/A NO. 1
                                 CURRENT REPORT


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):            April 1, 1995


                                   PRONET INC.
             (Exact name of registrant as specified in its charter)


    Delaware                  0-16029               75-1832168
- ---------------      --------------------------   ------------
(State or other       (Commission File Number)    (I.R.S. Employer
jurisdiction of                                    Identification
incorporation)                                       Number)



600 Data Drive
Suite 100
Plano, Texas                                              75075
- -------------------------                                 -----
(Address of principal                                   (Zip Code)
  executive offices)


Registrant's telephone number, including area code:   (214) 964-9500

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

On April 1, 1995, Contact Communications Inc., a Delaware corporation ("Contact") and wholly-owned subsidiary of ProNet Inc. (the "Company") completed the acquisition of substantially all of the paging assets of Carrier Paging Systems, Inc. ("Carrier") for approximately $6.5 million, comprised of approximately $3.5 million paid in cash at closing and a $3.0 million deferred payment which is due and payable on or before April 1, 1996, and is payable, at the Company's discretion, either in shares of common stock of the Company, or cash, pursuant to an Asset Purchase Agreement dated as of December 5, 1994, by and among Carrier, Carrier Communications Corp. ("Communications"), Rick Kaminer, and Harry Lowenthal (collectively, the "Shareholders" and, together with Carrier and Communications, the "Sellers") and Contact.

On April 17, 1995, the Company filed a Current Report on Form 8-K related to the Carrier acquisition as it appeared that such acquisition would qualify as a significant subsidiary of the Company based on available interim financial information. At the time of the original filing of the Current Report on Form 8-K, it was impracticable to present the financial information of Carrier as such information was not available. However, since the date of the original filing, the audited results of Carrier for the year ended December 31, 1994 have been completed. Based on the financial statements as of and for the year ended December 31, 1994, Carrier does not qualify as a significant subsidiary of the Company in accordance with the definition of a significant subsidiary in Rule 1-02 (v) of Regulation S-X. Therefore, had Carrier's audited 1994 financial information been available at the time of the closing of the acquisition, the original filing on Form 8-K would not have been required. Thus, this Form 8-K/A is for informational purposes only and does not include historical or pro forma financial information.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.





                              PRONET INC.
                              (Registrant)


Date:     June 2, 1995        /s/    Jan E. Gaulding
                              ----------------------
                              Jan E. Gaulding
                              Senior Vice President and
                               Chief Financial Officer